Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Walt Disney Company of our report dated November 21, 2018, except for the effects of the change in composition of reportable segments as discussed in Note 1 to the consolidated financial statements, as to which the date is February 15, 2019 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in The Walt Disney Company's Current Report on Form 8-K dated February 15, 2019.

We also consent to the incorporation by reference in this Registration Statement of our reports dated June 27, 2018 relating to the financial statements, which appears in the Annual Reports of The Disney Savings and Investment Plan and The Disney Hourly Savings and Investment Plan on Forms 11-K for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
March 20, 2019